Exhibit (a)(1)(D)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred share purchase rights)

of

BEI Technologies, Inc.

by

Beacon Purchaser Corporation,

an indirect wholly owned subsidiary of

Schneider Electric SA

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, AUGUST 30, 2005, UNLESS THE OFFER IS EXTENDED.

August 3, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Beacon Purchaser Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France ("Parent"), has made an offer to purchase all issued and outstanding shares of common stock, par value $.001 per share (including the Company Rights, as defined in the Offer to Purchase, the "Shares"), of BEI Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 3, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company (the "Depositary") prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) that number of Shares which represents a majority of the Shares outstanding (on a fully diluted basis) on the Expiration Date (the "Minimum Condition"), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the obtaining of required final clearances under the competition laws of Germany and Austria, (4) confirmation from the Defense Security Service of the United States Department of Defense that a specified security clearance of the Company will remain in effect without the imposition by the Defense Security Service of security arrangements more burdensome than certain agreed arrangements, (5) completion of review by the Committee on Foreign Investment in the United States with no action having been taken by the President of the United States to prevent completion of Parent's acquisition of the Company and (6) the expiration or termination of any applicable waiting period, or confirmation that there will be no further review, under the United States International Traffic in Arms Regulations. The Offer is also subject to other terms and conditions set forth in the Offer to Purchase. The Offer is not subject to a financing condition.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  1.
  Offer to Purchase, dated August 3, 2005;

  2.
  Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, including Guidelines for Request for Taxpayer Identification Number on Substitute Form W-9 (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

  5.
  The Company's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Company's board of directors that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The Company's board of directors unanimously (1) has determined that the Offer is fair to, and in the best interests of, the Company's stockholders, and (2) recommends that the Company's stockholders accept the Offer.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 21, 2005 (the "Merger Agreement"), by and among Parent, Purchaser and the Company, pursuant to which, as soon as practicable after consummation of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share (other than Shares held (i) by the Company or any wholly owned subsidiary of the Company or in the treasury of the Company, (ii) by Parent or any of its wholly owned subsidiaries, including Purchaser and (iii) by dissenting stockholders) will be converted into the right to receive $35.00 per Share, net to the seller in cash, or any higher price per Share paid pursuant to the Offer (such price being referred to herein as the "Offer Price"), payable to the holder thereof without interest.

        As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, certain stockholders of the Company (each a "Covered Person" and, collectively, the "Covered Persons"), who collectively hold shares representing approximately 21% of the Shares outstanding as of the date of the Merger Agreement, each entered into a transaction support agreement ("Transaction Support Agreement") with Parent and Purchaser. Pursuant to each Transaction Support Agreement, each of the Covered Persons has agreed to tender into the Offer (i) within five business days following commencement of the Offer, all Shares beneficially owned by such Covered Person, other than any unvested restricted Shares held by such Covered Person and (ii) promptly following the exercise of any stock options or the lapsing of applicable restrictions on transfer of formerly restricted Shares, any Shares acquired by exercise of such options or any Shares on which restrictions have lapsed, as applicable. Each Covered Person has also agreed not to withdraw any Shares so tendered unless (i) the

Offer is terminated or has expired without Purchaser purchasing all tendered Shares or (ii) the applicable Transaction Support Agreement shall have terminated in accordance with its terms.

        In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) and pursuant to the procedure set forth in Section 3 of the Offer to Purchase, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser, however, upon request, will reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in "Important Tax Information" section of the Letter of Transmittal.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 30, 2005, UNLESS THE OFFER IS EXTENDED.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,
Merrill Lynch, Pierce, Fenner & Smith Incorporated

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.